Agreement on Developing "Fudan New English" Online Training

Part A: Fudan University Online Education College

Address: 220 Handan Road, Shanghai

Part B: Shanghai Broadband Networks Inc.

Address: Suite 1013, Tomson Commercial Building, 710,Dong Fang Road Pudong, Shanghai

Part A: Fudan Online Education College was established in 2000 which is one of the youngest Institutes. Based on its abundant teaching resources, advanced management and its teaching tenet - high starting point, high standard and high scale, Fudan is already one of the most influential online education institutes.

Part B: Shanghai Broadband Networks Inc.

Shanghai Broadband Network Inc. (SBN) is a Sino-US joint venture which is 75% owned and controlled by Asia Broadband Inc. Its Chinese shareholders include The Technical Center of Shanghai Information Authority and SIT Enterprise Development Co. Ltd. Currently, SBN has cooperated with several European and American famous education organization via ASAB and introduced advanced online teaching contents into China. And it's being popularized by Chinese relevant education organization.

In order to accelerate Chinese online education equally and mutually, Part A and Part B have reached the following agreements after friendly discussion on introducing and developing advanced international English training material, course, courseware; collaboratively developing Fudan New English training matters with Shanghai Online Education broadband platform.

A. Project content: Fudan New English Offline Training

1. The developer and the curriculum introduction

"Fudan New English" teaching system is a bilingual QUARTET system, its intellectual property rights shares by the famous international education group The Q Group whose headquarter is located in London and Part B. Part B is the area chief dealer in China. This English teaching system is designed for the adult and the global youth study from the beginner level to the high-level, and is a computer multimedia interaction English study system. At present it has been used by more than 40 countries in the world. This curriculum altogether is divided into 4 levels, beginner, intermediate, advanced and professional level, altogether 238 courses.

"Fudan New English" contains teaching material, multimedia self study software, teaching management software, necessary English teaching website, syllabus, reference book and so on.

2. Training Nature

Non-diploma education. The major purpose of this training is to cultivate the student's comprehensive capability of listening, speaking and reading, especially the practical ability of listening and speaking.

3. Test and certificate

The student will be rewarded a ranking certificate (beginner, intermediate, advanced and professional level) issued by part A after completing f he online training courses and passing the examination.

4. Study Mode

Online self-study + online real time Q & A tutoring.

5. Program length

It's flexible. The first level is entry level and can be completed within one to three months. The other three levels can be completed in I or 1.5 years.

B. Project starting time

This project starts the implementation immediately after signing this cooperation agreement.

C. Responsibilities

1. .Part A

a. Examining and assessing the course content, teaching plan and the quality of teaching. Part B should obey the opinion from Part A if agreement on the quality of teaching cannot be reached.

b. Issuing certificate of "Fudan New English" to the qualified student.

c. Other relevant work Part A is responsible for.

2. Part B

a. Introducing / providing curriculum and material, obligating for legal and economic responsibilities of any relevant course and material copyright, usufruct. Part B must provide the certificate as the appendix to this agreement to prove that this curriculum system shares intellectual property rights and part B is the chief dealer in China.

b. Localizing study content including the Chinese version of the original content.

c. Providing (uploading) relevant video courseware ordered by student based on the requirement of course and technical standard set by Shanghai Online Education.

d. Establish online teaching scheme

e. Responsible for student recruitment and school registration management.

f. Responsible for tuition collection

g. Teaching material printing and publishing.

h. Providing relevant technical support

i. Project propagandizing and popularizing

j. Ensuring the responsibility of Shanghai Online Education to be completed:

1) Provide online education platform daily operating, maintaining and technical guarantee.

2) Provide necessary distance classroom and video conference tools required after school.

3) Online propaganda (using flapping icon, banner on Shanghai Online Education main page and releasing an ad on telecom bill in 2003), student online registration and tuition collection, online teaching content distribution, background management of student online authentication and so on.

4) "Fudan New English" Material online selling

5) ADSL bundle selling matters

6) Offline popularizing with Part B

k. Of her relevant work Part B is responsible for.

D. Income and dividend

1. The divided income is the online multi-media tuition fees and teaching material selling income.

2. Because on-line oral practice and chatroom income is very difficult to reach or surpass its operation expenditure, if the cost is higher than the income, the loss part will also be borne by part B. Therefore part A will not be effected by either the income or loss from the on-line oral practice and the chatroom.

3. The dividend principle of tuition fees: the income of Part A regulated by item D. 1. is calculated based on the following: 9% for the 1st year; 10% for the 2nd year; 11% for the 3rd year. If the 1st year income exceeds RM. 4,000,000.00, the 1st year's income of part A shall be 10% of the tuition fees.

4. The dividend principle of selling teaching material: Part A should receive 8% of the income regulated by item D. I.

5. Teaching material in this agreement defines as non- public material, only refers to "Fudan New English" printed lecture teaching material.

6. Any cost occurred during "Fudan New English" certification issuance will be borne by part A, the income belongs to part A.

7. Part B should set up a special account for this project, the income status should be opened to part A. Part A can assign its own accounting person to do the examination regularly. The dividend can be settled on a monthly basis.

E. Project Operation

To guarantee the normal operation of this project, both sides form a project management group. This group should be in line with the principle that guarantees the teaching quality and brand making. The organization manages the daily operation of this project and regularly reports the project progress to all parts.

F. Cooperation Term

3 years after this agreement comes into force. Terms can be renewed every year subject to implementation circumstances.

G. Commercial Confidentiality, Intelligent Property Right and Management Right Protection

1. Anything related to this agreement and the other part's commercial confidentiality known via other channels should be kept as secret. It should not be revealed to any third party.

2. Anything except regulated by this agreement like the other part's logo, trademark, commercial information, technology and other information should not be utilized without written permission from the other part.

3. Any projects and extended projects related to "Fudan New English" must be consulted by both parts.

H. Force Majeure, Breach of Faith Responsibility, Dispute Solution

1. If any of the parts in this agreement encounters force majeure including but not limited to: direct or indirect war (no matter if it has been announced), emergency, strike, industrial entanglement, accident, server paralysis because of virus from the third party, server is hacked, fire, earthquake, flood, storm, snowstorm, any reasons due to disasters or exceeding the controlling limit of the effected part, the portion / whole duties under this agreement cannot be carried out or is delayed, it should not be treated as breaching this agreement and should not be responsible for the delay.

2. If any of the parts reckons the possibility of the situation mentioned in H.l. above, the effected part should notify the other part in writing or ratified by the other part.

3. If the agreement cannot be implemented or cannot be completely implemented because any of the parts breaches the agreement, the other part has the authority to terminate the contract.

4. The obeying part has the authority to request for compensation from the breaching part if the breaching part makes obeying part's interest damaged or directly results the economy loss to the obeying part.

5. All disputes related to this agreement should be solved via discussion first. If the problem cannot be solved in 3 months, either part can lodge a complaint to Shanghai Pudong New District People's court.

I. Other Issues

1. This agreement is only suitable to "Fudan New English" online education project, the offline part is regulated by another agreement signed by both sides.

2. This agreement is the basis of project cooperation. If anything not mentioned by this agreement, it can be discussed and solved later. If the supplement agreement or rules collides with this agreement, please refer to the latest supplement agreement or rules.

3. The appendix of this agreement is the inalienable part of the agreement.

4. This agreement has duplicate with the some force adeffect, each part has one copy. It goes into effect when it's signed and sealed by both parts.

Part A: Fudan Online Education Institute

Part B: Shanghai Broadband Networks Inc.